Filed pursuant to Rule 424(b)(3)
Registration No. 333-140094

PROSPECTUS

JINPAN INTERNATIONAL LIMITED

1,350,371 Shares of Common Stock

        The persons listed in the section of this prospectus entitled “Selling Shareholders” are offering for sale 1,350,371 shares of our common stock. The selling shareholders acquired the shares of common stock offered by this prospectus in a private placement in December 2006 in reliance on exemptions from registration under the Securities Act of 1933, as amended. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

        The selling shareholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. The shares which may be resold by the selling shareholders constituted approximately 19.9% of our issued and outstanding common stock on December 31, 2006. See “Selling Shareholders” beginning on page 20 in this prospectus for a complete description of the selling shareholders.

        Our common stock is listed on the American Stock Exchange under the symbol “JST.” On January 29, 2007, the closing price of one share of our common stock on the American Stock Exchange was $24.84.

        This investment involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Our principal executive officers are located at c/o Hainan Jinpan Electric Company, 4-1 No. 100 Nanhai Avenue, Jinpan Development Area, Haikou, Hainan 5706 P.R.C. Our telephone number is (86) 898-6681-1301.

The date of this prospectus is January 30, 2007

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the "Commission"). You should rely on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The selling shareholders are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable Commission rules may require us to update this prospectus in the future.

        Unless the context otherwise requires, throughout this prospectus the words "Jinpan", "the Company", "we", "us" and "our" refer to Jinpan International Limited and its subsidiaries.

PROSPECTUS SUMMARY

Private placement

        On December 22, 2006, we completed a private placement transaction in which we issued 1,350,371 shares of our common stock at $19.00 per share, for an aggregate purchase price of approximately $25.7 million before expenses. We agreed to register for public resale the shares of common stock issued to the recipients in the private placement. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission, to satisfy our obligations to the recipients of the shares of our common stock in the private placement. Accordingly, this prospectus covers the resale by the selling shareholders of the shares of our common stock issued in the private Placement.

The Offering

Common stock offered by the selling	1,350,371 shares.
shareholders

Common stock outstanding as of December 31, 2006	8,171,617 shares.

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares by the selling shareholders

Risk Factors:	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 3

American Stock Exchange Symbol:	JST.

RISK FACTORS

        Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occurs, our business and financial performance could be harmed, our actual results could differ materially from our expectations and the market value of our securities could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section “Where You Can Find More Information” before you decide to purchase shares of our common stock.

Risks Related to Our Business

The continued existence of our joint venture is contingent on certain factors.

        We were established for an initial term of 50 years, which may be extended by the mutual consent of the parties to the joint venture agreement, subject to the approval of the relevant Chinese government authorities. In the event that our term is not extended, the joint venture will be dissolved and liquidated pursuant to the provisions of applicable law and the joint venture agreement. In addition, we may be terminated prior to the expiration of the joint venture agreement upon the occurrence of certain events, including, without limitation, the inability of the enterprise to conduct its business due to financial losses or a breach of the joint venture agreement by one of the parties thereto.

Because a significant portion of our revenues are derived from sales of our cast resin transformers, any decrease in sales of cast resin transformers could harm our operating results.

        Sales generated by cast resin transformers will likely continue to account for virtually all of our revenues. Accordingly, our business and results of operations are dependent on the demand for this single product, thus, any decrease in the demand for this product, whether as a result of competition, technological changes, economic conditions in China, restrictions on our ability to market this product, or other factors would have a material adverse effect on our business, financial condition, and results of operations.

Accidents involving the use of our transformers could result in injury or damage to our customers, expose us to financial liability, and adversely affect our ability to market our product.

        Although we have never experienced a significant accident such as a fire or an explosion resulting from the operation of our transformers and we generally believe that our transformers are safe and do not pose a significant risk of combustion, fire, or explosion, there can be no assurance that an accident, which may cause injury or damage to the users of our transformers, will not occur. Any such incident could expose us to potential claims or liabilities which may damage our reputation among potential customers, resulting in a potentially adverse effect on our ability to market our products.

Changes in China’s present policy of economic reform and economic protection for foreign investment enterprises could harm our operating results.

        As part of its economic reform, China has designated certain areas, including the Hainan Province, where we maintain our offices and manufacturing facilities, as Special Economic Zones (“SEZs”). Foreign investment enterprises in these areas generally benefit from greater economic autonomy and advantageous tax treatment in China. Although we are not aware of any pending or proposed changes in the policies or laws governing SEZs that could have a material adverse effect on our business, financial condition and results of operations, there can be no assurance that such changes will not occur.

If any of our current suppliers delay, interrupt, or halt supply we could be forced to obtain our raw materials at higher prices from alternative sources.

        The principal raw materials we require in our business are (1) cast resin, used to coat the copper coils of our transformers, (2) silicon steel, used to construct the cores of our transformers, and (3) copper foil and wire for our copper windings. We obtain all of our cast resin from Bakelite, a German corporation and Huntsman , a China corporation, the silicon steel from Thyssenkrupp Electrial Street GmbH, a European company, Legnano Teknoelectric Company Spa and Huhan Iron and Steel(Group) Corp., and the copper foil and wire from TongLing Nonferrous Metals (Group) Inc and Jiangying Jinqiu Group Co. Ltd. in China. Although we usually have a two to three month supply of these raw materials in our inventory and we believe that we are able to obtain our cast resin, silicon steel or copper foil materials from several other companies besides our current suppliers, if we were to experience significant delays, interruptions, or reductions in our supply of cast resin, silicon steel, or copper foil and wire, we could face increased costs which may have a material adverse effect on our results of operations.

        Other raw materials required to manufacture our products include copper wire, glass fiber, and quartz powder. We maintain at least two suppliers for each of our major raw materials in order to enhance our ability to obtain an adequate supply of high quality, competitively-priced raw materials. We purchase our copper wire, glass fiber, and quartz powder from local suppliers in nearby regions and believe that these materials are readily available. We have never experienced any disruption in the supply of any raw material that has had a material impact on our operations. We cannot be certain however, that a disruption in supply by our raw material suppliers will not occur in the future. If such a disruption occurs and we experience a significant delay in the supply of these materials, there may be a material adverse effect on our results of operations.

Competition with other large and small transformer manufacturers may result in a reduced prices and a loss of market share. We may also face competition from foreign companies.

        The market for cast resin transformers in China is highly competitive. We primarily compete with several large transformer manufacturers as well as a number of small transformer manufacturers. Most of our competitors are government-owned entities and only few of our competitors have greater name recognition and more extensive engineering, manufacturing, and marketing capabilities than we do. Our future success will largely depend on our marketing efforts and ability to expand production capacity.

        Although price has historically not been a major factor in competing against other cast resin transformer manufacturers, it does remain a factor in competing against oil-filled transformer manufacturers and other more traditional, less expensive transformer devices. Increased competition may result in price reductions or loss of market share, which would adversely affect our business, results of operations or financial condition.

        Due to high production costs, foreign companies do not currently compete against us in the transformer market in China. There can be no assurance, however, that foreign manufacturers will not enter into joint venture arrangements or establish wholly foreign-owned enterprises, which would subject us to increased competition with foreign companies and adversely affect our results of operations.

        We believe that the principal competitive factors affecting the transformer market in China include, in order of significance, product reputation, product performance and safety, product quality, marketing expertise, and product price. There can be no assurance that we will be able to compete successfully in the future with existing or new competitors. Following China’s entry into the World Trade Organization, we may have additional competitors in China such as ABB, Siemens, and Alstom.

We may face product liability claims that may result in costly litigation and divert the attention of our management.

        Our business exposes us to potential liability risks that are inherent in the manufacturing and marketing of potentially dangerous electrical equipment. Consistent with industry practice in China, we do not currently maintain product liability insurance for our products. Such a product liability claim may adversely affect our business, operating results or financial condition. Currently, we do not know of any such product liability suits pending against us.

If we are unable to maintain our expertise in manufacturing processes or identify new technologies as they arise we will be unable to compete successfully.

        The electrical transformer industry may be subject to changing technology, evolving industry standards, emerging competition and innovative product introductions. Although we are not presently aware of a technology more advanced than our products, there can be no assurance that we will successfully identify new technologies as they arise and develop and bring new products and services to the market in a timely manner or that products, services or technologies developed by others will not render our products, services, or technologies noncompetitive, obsolete, or less marketable.

We may be subject to infringement claims by third parties that could subject us to financial liability or limit our product offerings, and our competitive position could be harmed if we are unable to protect our intellectual property.

        We own the rights to the trademark “JST,” which is registered with the Trademark Bureau of the State Administration of Industry and Commerce of China. We believe that this trademark has significant value and is important to our marketing and expansion efforts. However, with regard to our current trademark or any future trademarks, we cannot be sure that any one or all of the following scenarios has not occurred or will not occur, any one of which could have a material adverse effect upon us:

•	we are unable to register other names or service marks that we may consider important;

•	our currently registered trademark or any future registered trademark currently does or will violate the proprietary rights of others;

•	our trademarks are not upheld by the Chinese government or its judicial system if challenged;

•	we are prevented from using our trademarks; or

•	because enforcing our proprietary rights or defending against the ownership claims of others may be extremely costly, we may not have the financial resources necessary to enforce or defend our trademarks.

If we lose our key personnel, our ability to operate our company and our results of operations may suffer.

        Our success is largely dependent upon our ability to hire and retain additional marketing personnel. We employ highly qualified employees but competition for qualified personnel is intense and there can be no assurances that we will be able to hire or retain additional qualified marketing personnel. Any inability to attract and retain qualified marketing personnel would have a material adverse effect on our business.

Our growth may be slow if the demand for electric power in China does not continue.

        Demand for our products is linked closely to increased demand for electric power in China. While such demand has experienced tremendous growth over the past several years, there can be no assurance that such growth will continue. Any material decline in the use of electricity in China is likely to adversely impact on our business. Based on economic analysis and studies, however, we do not expect the demand for electric power in China to decline during the next 10 years.

British Virgin Islands law is less defined than the laws governing corporations organized in the United States and may provide less protection for shareholders.

        We were incorporated as a company in the British Virgin Islands on April 3, 1997 under the International Business Companies Act of the British Virgin Islands (the “Old Act”). Companies incorporated under the Old Act prior to 2006 were capable of voluntarily re-registering as a BVI Business Company under the BVI Business Companies Act, 2004 (No. 16 of 2004) (the “New Act”) during 2006, but if they did not elect to re-register under the New Act during 2006 then on January 1, 2007 they were automatically re-registered under the New Act, although certain provisions from the Old Act will continue to apply to such companies unless they disapply those grandfathering provisions. We did not voluntarily re-register under the New Act during 2006 and were automatically re-registered as a BVI Business Company on January 1, 2007 and since that date have not disapplied the grandfathering provisions. Our corporate affairs are governed by our Memorandum and Articles of Association and by the New Act.

        The New Act has provisions for shareholders’ remedies along the lines of section 459 of the UK Companies Act 1985 based on unfair prejudice, and derivative actions. Shareholders have the rights given to them under our memorandum of association (the “Memorandum”) and the articles of association (the “Articles”) and under the New Act. The New Act specifies three default rights that a share confers on a shareholder: the right to vote, the right to an equal share in any dividend paid in accordance with the New Act and the right to an equal share in any distribution of our surplus assets. We may issue shares in which these statutory rights are negated, modified or added to where expressly authorized in our Memorandum, but if not then the default rights will apply. The existing rights of our shareholders have been preserved on the automatic re-registration on January 1, 2007.

Directors of British Virgin Islands corporations may act without court approval to implement reorganizations, certain mergers or consolidations, asset sales or transfers, and the dissolution of a corporation.

        The provisions of Part IX of the New Act reproduce similar provisions from the Old Act dealing with corporate reconstructions, specifically mergers, consolidations, sale of assets, forced redemption of minority shareholders, arrangements and provisions dealing with dissenting shareholders. These provisions give companies considerable autonomy and flexibility in effecting corporate reconstruction. There are minimum formalities and procedural hurdles, with the general requirements being written proposals approved by directors and, in some instances by the shareholders as well, and registration of those proposals with the Registrar. Apart from arrangements, none of the provisions require court approval.

        There is nothing in the New Act which expressly requires the directors to consider any solvency issues or to be satisfied of any solvency test in section 56 of the New Act (which applies for any distribution by a company to its shareholders, and the purchase by the company of its own shares) before carrying out the proposed reconstruction. Indeed, the New Act provides that the purchase or redemption by a company of its shares pursuant to a right of a shareholder to have his shares redeemed, or exchanged for money or other property, is not a distribution (so that the solvency test need not be considered), and it could be argued that a purchase of shares from a shareholder in a merger or consolidation is a purchase pursuant to a shareholder’s right especially when the shareholders have approved the merger or consolidation.

        The provisions for effecting a merger or consolidation are very flexible and allow shares to be cancelled, reclassified or converted into money or other assets, or into shares, debt obligations or other securities in the surviving or consolidated company. Shares of the same class can be treated differently, e.g. some shareholders can be given shares in the surviving or consolidated company, while others of the same class can be bought out, i.e. have their shares converted to cash.

Risks Related to Our Chinese Operations

We may be subject to the political, economic, legal and other uncertainties of China, which is a socialist state controlled by the Communist Party of China.

        Because we are a foreign company conducting our operations and owning assets primarily in China, our operations and assets are subject to political, economic, legal and other uncertainties which affect companies operating in China.

        China is a socialist state which since 1949, has been controlled by the Communist Party of China. Changes in the top political leadership of the Chinese government may have a significant impact on policy and the political and economic environment in China. Furthermore, because economic reforms and growth in China have been more successful in some provinces than in others, the continuation or increase of these economic disparities could affect political or social stability.

        China is considered to be a high risk nation for business and investment in the Asian region. Although China recently has permitted greater provincial and local economic autonomy and private economic activity, the government of China has exercised and continues to exercise substantial control over virtually every aspect of the Chinese economy through regulation and state ownership. Therefore, government action in the future, including any decision by the Chinese government not to continue to support the economic reform program that it commenced in the late 1970‘s and the possible return of China to the more centrally-planned economy that existed prior to the economic reforms, could have a significant effect on economic conditions in China and on our operations. China’s economic reform plan was designed to bring into China foreign investment capital and technological advancements. The result of these reforms has been a move towards a more mixed economy and away from a more centrally-planned economy. The process of shifting more responsibility for various aspects of economic enterprise to local management and regional authorities continues, even though the system of Chinese socialism still involves considerable influence by the central government in economic areas of production and marketing.

        The economy of China differs from most countries belonging to the Organization for Economic Co-operation and Development (“OECD”), in structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation, and balance of payments position. China’s economy is managed in part through a series of five-

year economic and social development plans, each “Five-Year Plan” is formulated by the State Council and approved by the National People’s Congress and sets the overall agricultural, industrial, financial and other economic and social development targets. In implementing each Five-Year Plan, the State Planning Commission, a commission directly under the State Council, establishes annual production and development targets, formulates and supervises the implementation of annual plans designed to achieve those targets, and approves major economic projects. Although the majority of productive assets in China are still owned by the Chinese Government, in the past several years the Chinese Government has implemented economic reform measures that emphasize decentralization, the utilization of market forces in the development of the Chinese economy, and the encouragement of private economic activity. Such economic reform measures may be inconsistent or ineffectual and we may not be able to capitalize on all such reforms. Further, there can be no assurance that the Chinese Government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investments in China.

        Since 1978, the Chinese Government has been reforming its economic systems. Many of the reforms are unprecedented or experimental and are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or the disparities in per capita wealth between regions within China, could also lead to further readjustment of the reform measures. This refining and readjustment process may not always have a positive effect on our operations. Although reforms to China’s economic system have not adversely impacted our operations in the past and are not expected to adversely impact our operations in the foreseeable future, there can be no assurance that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in the China’s political, economic and social conditions and by changes in policies of the Chinese Government, such as changes in laws and regulations (or the interpretations thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad and reduction in tariff protection and other import restrictions. Our operating results may also be significantly affected by the inadequate development of an infrastructure for power plants and the potential unavailability of adequate power and water supplies, transportation, satisfactory roads, communications abilities and raw materials and parts.

        The Chinese economy has experienced significant growth in recent years, but such growth has been uneven among various geographical regions and sectors of the economy. The Chinese Government implemented various policies from time to time, including, but not limited to, the periods from 1989 to 1991and again commencing in 1993, to restrain the rate of economic growth, control inflation and otherwise regulate economic expansion. Although we do not expect such policies to impact our operations, we may benefit from these types of policies or, on the other hand, more severe measures or other actions by the Chinese Government not currently expected could decrease demand for our products and adversely affect our earnings.

        Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had in general, a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn adversely affect our stock price.

We are subject to government regulation and our operating results could be affected by changes in those regulations.

        Our operations and assets in China are subject to significant political uncertainty. Our business, results of operations and financial condition could be adversely affected by policy changes made by the Chinese government to any of the following:

•	laws and regulations, or their interpretation and enforcement thereof,

•	confiscatory or increased taxation,

•	restrictions on currency conversion and currency devaluations,

•	imports, import duties, and sources of supply, or

•	the expropriation of private enterprise.

        Under its current governmental leadership, China has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. We can provide no assurance, however, that the Chinese government will continue to pursue these policies, that these policies will be successful if pursued or will not be significantly altered without notice, or that business operations would not become subject to the risk of nationalization, which could result in the total loss of any investment in China. Under the Chinese government’s program of privatizing many state-owned enterprises, the Chinese government has attempted to increase its revenues by increased tax collection. If these efforts to increase tax revenues continue, we could incur increased taxation expenses which may impact our profitability. Moreover, economic development in China may also be limited by the following:

•	governmental imposition of restrictive measures intended to reduce inflation,

•	increase taxes, or reform unprofitable state-owned enterprises,

•	the inadequate development of the Chinese infrastructure,

•	the unavailability of adequate power, water supplies, raw materials, and parts, and

•	limited transportation and communications capabilities.

        The Chinese government regulates the import into China of various raw materials and also taxes some types of imported capital equipment, which may affect our operations. The approval of imports by the Chinese government is based to some extent on the lack of qualified domestically-produced products and on its strategic plans for the development of local Chinese industries. We can provide no assurance that China’s policies will continue to allow raw materials needed by our operations to be imported into China or will not impose import fees, which may raise the cost of raw materials or capital equipment used in our operations. The imposition of any of these costs could have a material adverse effect on our business, results of operations, and financial condition.

China’s entrance in the World Trade Organization may result in increased competition from international companies.

        Currently, a significant portion of China’s economic activity is export-driven and, therefore, is affected by developments in the economies of China’s principal trading partners, including the U.S.

        On November 11, 2001, China signed an agreement to become a member of the World Trade Organization (the “WTO”), the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China’s membership in the WTO became effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions, provide trading and distribution rights for foreign firms, and opened various service sectors to foreign competition. China’s accession to the WTO may favorably affect our business in that reduced market barriers and an increasingly transparent investment environment will facilitate increased investment opportunities in China, while tariff rate reductions and other enhancements will enable us to develop better investment strategies and attract investment capital. In addition, the WTO’s dispute settlement mechanism provides a credible and effective tool to enforce member’s commercial rights. Also, with China’s entry into the WTO, it is believed that the relevant laws on foreign investment in China will be amplified and will follow common practices. However, these factors may also increase the number of foreign competitors and thus intensify competition in the transformer industry in China, which may in turn decrease our market share and adversely affect our business, results of operations, and financial condition.

Despite continued economic reforms, the economic conditions in China may adversely affect our operations.

        China has operated a centrally-planned economy since 1949. Since 1978, China has implemented a series of economic reform programs in an effort to revitalize its economy and improve living standards, including the implementation of policies designed to attract foreign investment and technology.

        According to a statistical bulletin provided by China’s National Statistics Bureau, China’s economic output in 2005 reached 18.23 trillion RMB (2.25 trillion U.S. dollars); imports and exports grew 17.6 % and 28.4 % respectively, reaching 660 billion U.S. dollars and 762 billion U.S. dollars; and, the consumer price index increased 1.8 % in 2005. There is no assurance that the Chinese economy will continue to grow at such rates and if it fails to do so our business may be adversely affected.

Despite recent reforms, we may be adversely affected by China’s unsophisticated legal system and it may be difficult to enforce our legal rights under Chinese law and for third parties to enforce the laws of the United States or any other state in China.

        China’s legal system is a civil law system, which is based on written statutes and legal cases having little precedential value. China does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion in individual cases. As legal systems in China develop, we, like other foreign business entities, may be adversely affected by new laws, changes to existing laws (or new interpretations of the laws) and preemption of provincial or local laws by national laws. In addition, in circumstances where adequate laws do exist, it still may not be possible for us to obtain swift and equitable enforcement of those legal rights under Chinese law.

        Moreover, because certain directors and officers are non-residents of the United States, it may be difficult for investors to effect service of process upon these non-residents in the United States or to enforce United States judgments against them in China’s courts. There is uncertainty as to whether China’s courts would enforce:

•	judgments of U.S. courts obtained against us or these non-resident directors and officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the Republic of China, liabilities against us or these non-resident directors and officers predicated upon the securities laws of the United States or any state.

        Also, since a majority or our assets are located in China, it may be difficult for an investor who obtains a judgment in the United States or another state to enforce such foreign judgment in China. Such judgment may be further limited by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors’ rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

Our facilities are subject to Chinese environmental regulations that expose us to potential financial liability.

        Environmental protection in China is regulated in accordance with the Environmental Protection Law of the People’s Republic of China, which became effective on December 26, 1989. This law sets national standards for environmental quality and monitoring as well as for the utilization of natural resources and the reduction of pollution. As a manufacturer, we are subject to annual inspections. We have passed our most recent inspection and believe that we are in material compliance with applicable environmental laws. In September 2000, we also obtained ISO 14001 certification from the Environmental Management Certification Center for the Machinery Industry.

The expansion of our operations internationally may be adversely affected by Chinese economic, political, legal and other uncertainties.

        Although we sell products to customers based principally in China, we are doing business in the U.S. and seek to do business in other countries as well. In the future, our international operations and sales may be affected by the following risks, which may adversely affect Chinese companies doing business internationally:

•	political and economic risks, including political instability,

•	currency controls and exchange rate fluctuations,

•	changes in import/export regulations, tariff and freight rates, and

•	various forms of protectionist trade legislation which currently exist or have been proposed in some foreign countries.

We receive our revenues in Renminbi, which experiences volatility in its exchange rate to certain foreign currencies and may adversely affect our financial performance.

        We receive almost all of our revenues in Renminbi, which is not freely convertible into foreign currencies. However, we are required to meet foreign currency obligations, such as for future purchases of certain equipment and raw materials from German. The Chinese government imposes control over our foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currency and through restrictions on foreign imports. Effective January 1, 1994, pursuant to the Notice of the People’s Bank of China Concerning Further Reform of the Foreign Currency Control System (“PBOC Notice”), the conversion of Renminbi into Hong Kong and United States dollars must be based on rates set by the PBOC. Such rates are set daily, based on the previous day’s Chinese interbank foreign exchange market rate with reference to current exchange rates on the world financial markets or the “PBOC Rate.” On July 21, 2005, the Chinese government revalued the Renminbi against the U.S. dollar and introduced a basket of currencies system to determine the exchange rate, which is based on the interbank foreign exchange market rates and current exchange rates of a basket of currencies in the world financial markets. As a result of adopting a flexible exchange rate, China’s financial sector is now more responsive to fluctuations in the international currency market. The Renminbi/US Dollar exchange rate has climbed steadily since. As of December 31, 2006, the exchange rate was 7.8175 Renminbi to every U.S. dollar.

        Effective as of December 1, 1996, Renminbi has become fully convertible for all current account transactions. Foreign exchange, which is required for current account transactions, can be bought freely at authorized Chinese banks, so long as the procedural requirements prescribed by law are met. Payment of dividends to foreign investors holding equity interests in Chinese companies, including Foreign Investment Enterprises, is considered a current account transaction. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks. Purchase of foreign currency for capital account transactions still requires prior approval of the State Administration for Foreign Exchange.

        Exchange rate fluctuations may adversely affect our financial performance because of our foreign currency denominated liabilities and may materially adversely affect the value, translated or converted as applicable into United States dollars, of our net fixed assets, our earnings and our declared dividends. We currently do not engage in any hedging activities in order to minimize the effect of exchange rate risks.

Future inflation in China may inhibit economic activity in China.

        In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and China has experienced deflation as low as minus 2.2%.  These factors have led the Chinese government to adopt, from time to time, various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products.

Any recurrence of severe acute respiratory syndrome (SARS), an outbreak of the avian flu, or another widespread public health problem, in the PRC could adversely affect our operations.

        From December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Recently, concerns have been raised with respect to the spread of avian flu in various regions in China. Any recurrence of the SARS outbreak, outbreak of avian flu, or the development of a similar health hazard in China, may adversely affect our business and operating results. For instance, a recurrence of SARS, outbreak of avian flu or any other epidemic may reduce the level of economic activity in affected areas and negatively impact China’s stock markets, which may lead to dampened investors’ interest in the stock markets and, as a result, have a material and adverse effect on our business. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our advertisers, content providers or sponsors, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Common Stock

We may experience volatility in our stock price, which could negatively affect your investment, and you may not be able to resell your shares at or above the price you paid for them.

        The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

•	quarterly variations in operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of other similar companies;

•	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

•	additions or departures of key personnel;

•	any deviations in net sales or in losses from levels expected by securities analysts; and

•	future sales of common stock.

        In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein contain forward-looking statements regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained or incorporated by reference in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “believes,” “anticipates,” “estimates,” “should,” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause results or events to differ from current expectations are described in the section titled “Risk Factors.”

        Such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and expressly disclaim any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

        The registration statement, including all exhibits, may be inspected without charge at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings also are available to the public from the Commission’s website at www.sec.gov.

        The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed with the Commission on July 10, 2006, as amended by Form 20-F/A No. 1 filed on January 10, 2007 and Form 20/A No.2 filed on January 17, 2007;

•	our report on Form 6-K filed with the Commission on January 19, 2006;

•	our report on Form 6-K, filed with the Commission on April 26, 2006 and which discusses our operating results for the three months ended March 31, 2006;

•	our report on Form 6-K filed with the Commission on June 14, 2006;

•	our report on Form 6-K filed with the Commission on October 18, 2006;

•	our report on Form 6-K filed with the Commission on November 2, 2006;

•	our report on Form 6-K filed with the Commission on November 17, 2006 which discusses our results for the nine and three months ended September 30, 2006;

•	our report on Form 6-K filed with the Commission on December 20, 2006;

•	our report on Form 6-K filed with the Commission on December 22, 2006; and

•	our report on Form 6-K filed with the Commission on January 19, 2007, which discusses our results for the six months ended September 30, 2006.

        All annual reports we file with the Commission pursuant to the Securities Exchange Act of 1934 on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the Commission by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

        We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits that are specifically incorporated by reference to such documents. Requests for such copies should be directed to c/o Jinpan International (USA) Ltd., 560 Sylvan Avenue, 3rd Floor, Englewood Cliffs, NJ 07632, Yuqing Jing, telephone (201) 227-0680.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

USE OF PROCEEDS

        The selling shareholders are selling all of the shares covered by this Prospectus for their own account. Accordingly, we will not receive any proceeds from the sale of the shares.

DIVIDEND POLICY

        Any future payment of dividends is within the discretion of our board of directors and will be dependent upon, among other things, our earnings, capital requirements, financing agreement covenants, our financial condition and applicable laws. In April 2003, our board of directors declared a cash dividend of $0.05 per share, payable in August 2003. In October 2003, the board declared a cash dividend of $0.40 per share ($0.20 per share adjusted for 2-for-1 stock split) of common stock for the year 2004. We made two distributions to realize overall distribution of $0.40 per shares during the year 2004. In February 2005, our board of directors declared a cash dividend of $0.20 per share. We made the first distribution of $0.10 per share on March 10, 2005 and made the second distribution of $.10 per share on August 26, 2005, to the shareholders of record on August 12, 2005. In January 2006, our board of directors declared a cash dividend of $0.24 per share. We made the first distribution of $0.12 per share on February 28, 2006, to shareholders of record on February 10, 2006, and we made the second distribution of $0.12 per share on August 24, 2006, to the shareholders of record on August 10, 2006. In January 2007, our board of directors declared a cash dividend of $0.24 per share. We will make the first distribution of $0.12 per share on February 22, 2007, to the shareholders of record on February 8, 2007, and we will make the second distribution during the second half of 2007.

        Our board of directors may or may not declare additional dividends in the foreseeable future, however, to the extent that our board of directors may decide to pay cash dividends in the future, these dividends will be declared from the retained earnings, e.g., surplus, as determined by resolution of our board. As we are a holding company, the amount of our retained earnings will be limited by the amount of dividends which can be declared by our subsidiaries under applicable law as discussed directly below.

        Applicable Chinese laws and regulations require that before a Sino-foreign equity joint venture enterprise, such as Hainan Jinpan, distributes profits to its joint venture partners, in our case Jinpan International and Haikou Jinpan, it must first do the following:

•	satisfy all of its tax liabilities;

•	provide for any losses still unpaid from previous years; and

•	make allocations, in the proportions as determined by the discretion of the board, to a capital reserve fund and a public welfare fund.

        Furthermore, if there is to be any distribution of profits, it is required to be in the proportion of each party’s investment in the joint venture.

CAPITALIZATION

        You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 20-F for the year ended December 31, 2006 and also the June 30, 2006 condensed consolidated financial statements furnished on Form 6-K, which are incorporated by reference herein.

        Since January 1, 2004, we have not issued any shares of capital stock for consideration other than cash.

        The following table sets forth our capitalization as of December 31, 2006.

As of December 31, 2006 (In thousands, except per share data)
Debt	$5,989
Shareholders' Equity
Common Stock, $.009 par value per share, 20,000,000 shares authorized; 8,171,617
issued and outstanding	74
Preferred stock, $0.009 par value per share, 10,000,000 shares authorized;
6,111 shares issued and outstanding
Additional paid-in capital	36,512
Accumulated other comprehensive loss	669
Total shareholders' equity

Total capitalization	$37,255

SELLING SHAREHOLDERS

        The shares of common stock being offered by the selling shareholders are those previously issued to the selling shareholders. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time.

        The following table sets forth information about the number of shares owned by each selling shareholder that may be offered from time to time under this prospectus. Certain selling shareholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by any such selling shareholders may be deemed to be underwriting commissions.

        The table below has been prepared based upon the information furnished to us by the selling shareholders as of December 31, 2006. Information concerning the selling shareholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

        The second column on the table below lists the number of shares of common stock beneficially owned by each selling shareholder based on its ownership of the shares of common stock, as of December 31, 2006. The third column lists the percentage of shares of common stock beneficially owned by each selling shareholder based on its ownership of the shares of common stock, as of December 31, 2006. The fourth column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fifth and sixth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

        None of the selling shareholders are broker-dealers except for the selling shareholders specified on the table below as an affiliate of a broker-dealer. We have been advised that each of such selling shareholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock. If the shares are to be sold by transferees of the selling shareholders under this prospectus and the shares are not sold pursuant to the Plan of Distribution in the registration statement, we must file a post-effective amendment to the registration statement that includes this prospectus or a prospectus supplement, amending the list of selling shareholders to include the transferee as a selling shareholder. Upon being notified by a selling shareholder that it intends to use an agent or principal to sell their shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement.

        To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

Selling Shareholders	Shares of Common Stock Beneficially Owned Prior to Offering	Percent of Class Owned Prior to Offering	Shares of Common Stock to be Sold	Beneficial Ownership After Offering if All Shares are Sold	Percent of Class Owned After Offering if All Shares are Sold
Capital Venture International #(1)	52,632	*	52,632	-	-
CD Investment Partners Ltd. (2)	52,632	*	52,632	-	-
Crestview Capital Master, LLC #(3)	63,158	*	63,158	-	-
Cranshire Capital, L.P. (4)	63,158	*	63,158	-	-
Enable Growth Partners LP #(5)	178,947	2.2%	178,947	-	-
Enable Opportunity Partners, L.P. #(6)	21,053	*	21,053	-	-
Pierce Diversified Strategy Master Fund LLC#(7)	10,526	*	10,526	-	-
Convergent Master Fund II LP (8)	26,500	*	26,500	-	-
Hedge Capital Partners LLC (9)	26,500	*	26,500	-	-
Highbridge International LLC (10)	52,632	*	52,632	-	-
Hudson Bay Fund LP #(11)	75,789	*	75,789	-	-
Hudson Bay Overseas Fund LTD#(12)	82,106	1.0%	82,106	-	-
Iroquois Masterfund Ltd.(13)	52,632	*	52,632	-	-
LB I Group Inc.(14)#	184,211	2.3%	184,211	-	-
Marathon Global Convertible Master Fund (15)	65,789	*	-	-
Nite Capital LP (16)	52,632	*	52,362	-	-
Portside Growth and Opportunity Fund #(17)	131,579	1.6%	131,579	-	-
Silver Oak Capital LLC # (18)	157,895	1.9%	157,95	-	-

_________________

*Less than 1%#
Broker-Dealer Affiliate

(1)     Heights Capital Management, Inc., the authorized agent of Capital Venture International (“CVI”), has discretionary authority to vote and dispose of the shares of common stock of the Company held by CVI and may be deemed to be the beneficial owner of these shares of common stock of the Company. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares of common stock of the Company held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares of common stock.

(2)     CD Capital Management LLC (“CD Capital”), as investment manager for CD Investment Partners, Ltd. (“CDIP”), ZP-II LP (“ZP II”), as the manager and sole member of CD Capital, C3 Management Inc. (“C3”), as the general partner of ZP II, and John D. Ziegelman, as the Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding shares of common stock of C3, each may be deemed to have beneficial ownership of the shares owned by CDIP which are being registered hereunder.

(3)     Crestview Capital Partners, LLC (“Crestview Partners”) serves as the investment manager or general partner of Crestview Capital Master LLC (Crestview”) and as such has been granted investment discretion over investments, including the common stock of the Company owned by Crestview. As a result of its role as investment manager to Crestview, Crestview Partners may be deemed to be the beneficial owner, as defined un Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of the common stock of the Company held by Crestview. However, Crestview Partners does not (except indirectly as the sole manager of Crestview) have the right to receive any dividends from, or the proceeds from the sale of, the common stock of the Company held by Crestview and disclaims any ownership associated with such rights. Currently, Stewart Flink, Robert Hoyt and Daniel Warsh, in their capacity as managers of Crestview Partners, have delegated authority regarding the portfolio management decisions of Crestview Partners with resepct to the common stock of the Company owned by Crestview. None of such persons has any legal right to maintain such delegated authority. As a result of such delegated authority, Messrs. Flink, Hoyt and Warsh may be deemed to be the beneficial owners of common stock of the Company held by Crestview. However, neither of Messrs. Flink, Hoyt and Warsh has any right to receive any dividends from, or the proceeds from the sale of, the common stock of the Company held by Crestview and disclaim beneficial ownership of such shares of common stock.

(4)     Mitchell P. Kopin, President of Downsview Capital Inc., the general partner of Cranshire Capital, L.P. has sole voting and dispositive control over the shares of common stock.

(5)     Enable Growth Partners LP (“EGP”) is affiliated with Enable Capital LLC, a registered broker dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in EGP’s general partner. EGP is purchasing shares of common stock of the Company for the sole benefit of EGP’s limited partners, and with no pre-existing, current, or future intent to distribute shares of common stock of the Company through Enable Capital LLC. EGP acquired the shares of common stock of the Company in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares of common stock of the Company. Lastly Enable Capital LLC is foreclosed from such disposition anyway, insofar as it maintains not customer or client accounts.

(6)     Enable Opportunities L.P. (“EOP”) is affiliated with Enable Capital LLC, a registered broker dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in EOP’s general partner. EOP is purchasing the shares of common stock the Company for the sole benefit of EOP’s limited partners, and with no pre-existing, current, or future intent to distribute the shares of common stock of the Company through Enable Capital LLC. EOP acquired the shares of common stock of the Company in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares of common stock of the Company. Lastly Enable Capital LLC is foreclosed from such disposition anyway, insofar as it maintains not customer or client accounts.

(7)     Pierce Diversified Master Fund LLC (“Pierce”) is affiliated with Enable Capital LLC, a registered broker dealer. Mitch Levine is the Managing member of Enable Capital LLC and is also a principal in Pierce’s general partner. Pierce is purchasing the shares of common stock of the Company for the sole benefit of Pierce’s limited partners, and with no pre-existing, current, or future intent to distribute the shares of common stock of the Company through Enable Capital LLC. Pierce acquired the shares of common stock of the Company in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares of common stock. Lastly Enable Capital LLC is foreclosed from such disposition anyway, insofar as it maintains not customer or client accounts.

(8)     Allan Rothstein and Adam Harrington share voting and dispositive power over the shares of common stock of the Company held by Convergent Master Fund II LP. Both Allan Rothstein and Adam Harrington disclaim beneficial ownership of the shares of common stock of the Company. Convergent Master Fund II LP purchased the shares of common stock of the Company in the ordinary counsel of business and at the time of purchase did not have any agreements or understandings to distribute the shares of common stock of the Company.

(9)     Allan Rothstein has voting and dispositive power over the shares of common stock of the Company held by Hedge Capital Partners LLC. Allan Rothstein disclaims beneficial ownership of the of the shares of common stock of the Company. Hedge Capital Partners LLC purchased the shares of common stock of the Company in the ordinary counsel of business and at the time of purchase did not have any agreements or understandings to distribute the shares of common stock of the Company.

(10)     Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(11)     Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund LP. The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(12)     Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund LTD. The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(13)     Mr. John Silverman has voting and investment control over the shares of common stock of the Company held by Iroquois Masterfund Ltd. Mr. Silverman disclaims beneficial ownership of the shares of common stock of the Company.

(14)     The selling shareholder is an affiliate of a broker-dealer and has represented to the Company that it is not acting as an underwriter in this offering, it purchased the shares of common stock in is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock. Lehman Brothers Inc. is the parent company of the selling shareholder. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The address for the selling shareholder is c/o Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attn: Michael Blaustein. Lehman Brothers Inc. is a registered broker-dealer.”

(15)     Marathon Asset Management LLC , as investment manager of  Marathon Global Convertible Master Fund Ltd. , has discretionary authority to vote and dispose of the shares of common stock of the Company held by Marathon Global Convertible Master Fund Ltd. and may be deemed to be the beneficial owner of these shares of common stock of the Company. Marathon Asset Management LLC disclaims any such beneficial ownership of the shares of common stock.

(16)     Keith Goodman, Manager of the General Partners of Nite Capital LP has voting control and investment discretion over the shares of common stock held by Nite Capital LP. Mr. Goodman disclaims beneficial ownership of the shares of common stock held by Nite Capital LP.

(17)     Ramius Capital Group, L.L.C. (Ramius Capital”) is the investment advisor of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over shares of common stock of the Company held by Portside. Ramius Capital disclaims beneficial ownership of the shares of common stock of the Company held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs Cohen, Strak, Strauss and Solomon disclaim beneficial ownership of these shares.

(18)     Silver Oak Capital, L.L.C. holds the shares of common stock as nominee for private investment funds and separately managed accounts managed by Angelo, Gordon & Co., L.P. Mr. John M. Angelo and Mr. Michael L. Gordon are controlling members of Silver Oak Capital, L.L.C. and, in such capacities, may be deemed to have beneficial ownership over the shares of common stock and other securities held for the account of Silver Oak Capital, L.L.C. Mr. Angelo and Mr. Gordon disclaim beneficial ownership of the shares of common stock and other securities held by Silver Oak Capital, L.L.C.

DESCRIPTION OF SECURITIES

Common Stock

        Our authorized capital includes 20,000,000 shares of common stock, par value $0.009 per share, of which 8,171,617 are issued and outstanding. All of our outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. Under British Virgin Islands law, nonresidents of the British Virgin Islands may freely hold, vote and transfer shares of our common stock in the same manner as British Virgin Islands residents. Holders of our common stock have no preemptive rights to purchase any additional, unissued shares of our common Stock.

        Dividends.  Holders of our common stock are entitled to receive dividends if and when declared by our board of directors out of funds legally available under British Virgin Islands law.

        Liquidation.  All shares of our common stock are equal to each other with respect to liquidation and dividend rights.In the event of the liquidation of the Company, all assets available for distribution to the holders of our common stock are distributable among them according to their respective share holdings.

        Voting.  Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted upon by the shareholders, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors.

        While British Virgin Islands law permits a shareholder of a British Virgin Islands company to sue its directors derivatively (i.e., in the name of and for the benefit of the Company) and to sue the Company and its directors for his benefit and the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those rights of shareholders of a company organized in the United States.

Preferred Stock

        We are authorized to issue 1,000,000 shares of preferred stock, par value $0.009 per share, with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue our preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our preferred stock or our common stock.

Exchange Controls and Other Limitations Affecting Security Holders

        There are no exchange control restrictions on payment of dividends on our common stock in the British Virgin Islands. Other jurisdictions in which we conduct operations may have various exchange controls. Dividend distribution and repatriation by Hainan Jinpan is regulated by China’s laws and regulations. To date, these controls have not had and are not expected to have a material impact on our financial results. There are no material British Virgin Islands laws which impose foreign exchange controls on us or that affect the payment of dividends, interest or other payments to nonresident holders of our common stock. British Virgin Islands law and our Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our common stock.

Taxation

        The following discussion is a summary of all material anticipated British Virgin Islands and Chinese tax consequences of an investment in our common stock for security holders located in the United States. The discussion does not deal with all possible tax consequences relating to an investment in our common stock and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other national (e.g., non-Chinese and non-British Virgin Islands) tax laws. Accordingly, each investor should consult his own tax advisor regarding the particular tax consequences to him of an investment in our common stock. The following discussion is based upon laws and relevant interpretations relating to our common stock currently in effect, all of which are subject to change.

        British Virgin Islands Taxation Policy. Under the BVI Business Companies Act, 2004 (No. 16 of 2004) of the British Virgin Islands as currently in effect, a holder of common stock who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to common stock and all holders of common stock are not liable to British Virgin Islands income tax on gains realized during the year on sale or disposal of any shares of common stock. The British Virgin Islands has introduced legislation, the Mutual Legal Assistance (Tax Matters) (Amendment) Bill 2004 (the “Bill”), to implement the European Union Savings Tax Directive (the “Tax Directive”) and the bilateral agreements agreed with the European Union to be entered into with the 25 Member States of the European Union. The Bill and the bilateral agreements provide for alternative procedures, both a withholding tax option and an automatic exchange of information option. Under the withholding tax option, banks and other paying agents will automatically deduct tax from interest and other savings income earned. For the purposes of implementation of the Tax Directive in the BVI, paying agents will pay the withholding tax to the Competent Authority. 75% of the withholding tax levied will be remitted to the tax authorities in the receiving EU Member States and the Competent Authority will keep 25%. The withholding tax rates will be:

•	15% from July 1, 2005;

•	20% from January 1, 2008; and

•	35% from January 1, 2011.

        Withholding tax will be transferred to receiving EU Member States at specific periods but receiving EU Member States will not receive information relating to EU resident individuals. Under the automatic exchange of information option, the Tax Directive requires the following information:

•	the identity and residence of the beneficial owner;

•	the name and address of the paying agent;

•	the account number of the beneficial owner; and

•	information concerning the savings income.

        This information will be reported by the paying agent to the competent authority in the country where the account is held and forwarded to the competent authority of the country where the EU resident individual resides. If you are an individual who is resident in an EU Member State and earn bank interest or other savings income, as defined by the Tax Directive, on deposits or investments held in your own name in the BVI then you will probably be affected by the implementation of the Tax Directive. The Tax Directive does not apply to individuals, including EU nationals, who are resident outside the EU.

        There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004). In addition, the common stock of these companies is not subject to transfer taxes, stamp duties or similar charges.

        Presently, there is no income tax treaty, convention or reciprocal tax treaty regarding withholdings currently in effect between the United States and the British Virgin Islands.

        Chinese Taxation Policy. There are no material Chinese tax consequences to holders of common stock solely as a result of the purchase, ownership and disposition of common stock or receipt of dividends, if declared.

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock previously issued to permit the resale of these shares of our common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of the common stock covered by this prospectus.

        The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

        The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

        The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $34,360 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        The validity of the securities offered hereby will be opined upon by Harney, Westwood & Riegels, our British Virgin Islands counsel.

EXPERTS

        Our consolidated financial statements as of December 31, 2005, and for the year ended December 31, 2005, included in our annual report on Form 20-F for the year ended December 31, 2005 and incorporated by reference in this prospectus, have been audited by Grant Thornton, Hong Kong, independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference. The financial statements referred to above are included in reliance on such reports given on the authority of such firms as experts in auditing and accounting.

        The offices of Grant Thornton LLP are located at The Landmark, 15 Queen’s Road, Central, Hong Kong.

        Our consolidated financial statements at December 31, 2004, and for each of the two years in the  period ended December 31, 2004, appearing in our Annual Report (Form 20-F) for the year ended December 31, 2005, have been audited Ernst & Young, independent registered public accounting firm, as set forth in their report thereon, included in our Annual Report (Form 20-F/A No. 2) for the year ended December 31, 2005, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing

        The offices of Ernst & Young are located at 18th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.

JINPAN INTERNATIONAL LIMITED

1,350,371 SHARES OF

COMMON STOCK

PROSPECTUS

January 30, 2007